Exhibit 10.1

$50,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 12, 2011

Among

GEOKINETICS HOLDINGS USA, INC.,
as Borrower,

GEOKINETICS INC.,
as Parent

WHITEBOX ADVISORS LLC,
as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

i

SCHEDULES

1	—	Guarantors
2	—	Collateral Documents for Effective Date
1.01A	—	Existing Indebtedness
1.01B	—	Foreign Subsidiaries
1.01C	—	Immaterial Subsidiaries
2.01	—	Revolving Credit Commitments
2.05(b)	—	Exempted Dispositions and Casualty Events Existing as of Effective Date
5.03	—	Governmental Authorizations and Filings
5.06	—	Litigation
5.07(b)(i)	—	Owned Real Property
5.07(b)(ii)	—	Leased Real Property
5.07(b)(iii)	—	Leased Real Property Subject to Collateral Access Agreements
5.08	—	Collateral Filings and Perfection Matters
5.09(a)	—	Environmental Compliance Exceptions
5.09(b)	—	Hazardous Material Release
5.09(c)	—	Remedial Actions
5.09(d)	—	Environmental Permits
5.09(e)	—	Environmental Liabilities
5.10(a)	—	Taxes: Filings and Payments
5.10(b)	—	Taxes: Material Claims, Waivers and Extensions; Notifications and Examinations
5.10(c)	—	Taxes: Tax Sharing Agreements
5.11(a)	—	Compliance with ERISA
5.12	—	Labor Matters
5.13	—	Subsidiaries and Other Equity Investments
5.16	—	Intellectual Property, Licenses
7.01(b)	—	Existing Liens
11.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	—	Loan Notice
B	—	Prepayment Notice
C	—	Note
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G-1	—	Executed Pledge and Security Agreement
G-2	—	Executed Copyright Security Agreement
G-3	—	Executed Trademark Security Agreement
G-4	—	Executed Patent Security Agreement
H	—	Opinion of New York and Texas Counsel to Loan Parties
I	—	Officer’s Certificate
J	—	Perfection Certificate
K	—	Executed Collateral Trust and Intercreditor Agreement
L	—	Acknowledgement of Guarantors and Grantors
M	—	Registration Rights Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August [12], 2011, among GEOKINETICS HOLDINGS USA, INC., a Delaware corporation (the “Company” or the “Borrower”), GEOKINETICS INC., a Delaware corporation (the “Parent”), WHITEBOX ADVISORS LLC, a Delaware limited liability company (“Whitebox”), as Administrative Agent and Collateral Agent, and each Lender (as defined below) from time to time party hereto.

PRELIMINARY STATEMENTS

1.             On February 12, 2010, the Borrower, Royal Bank of Canada, as Administrative Agent and Collateral Agent (the “Original Agent”), and Royal Bank of Canada, PNC Bank, N.A., Capital One, N.A. and Seimens Financial Services (collectively, the “Original Lenders”) entered into a Credit Agreement dated as of such date (as heretofore amended, restated, supplemented or otherwise modified from time to time, the “Original Credit Agreement”).

2.             Pursuant to a Successor Agent Agreement dated as of May 24, 2011, the Original Agent resigned as Administrative Agent and Collateral Agent under the Original Credit Agreement and the Original Lenders appointed Whitebox as the successor Administrative Agent and successor Collateral Agent under the Original Credit Agreement.

3.             Pursuant to an Assignment and Assumption dated as of May 24, 2011, the Original Lenders assigned all of their respective rights and obligations under the Original Credit Agreement to the Lenders party hereto on the date hereof (the “Initial Lenders”).

4.             The parties hereto desire to enter into this Agreement to amend and restate in its entirety the Original Credit Agreement.

In consideration of the mutual covenants and agreements herein contained, as of the Effective Date (as defined below), the parties hereto hereby amend and restate in its entirety the Original Credit Agreement as follows (which amendment and restatement shall not constitute a novation of the obligations, liabilities and indebtedness of the Borrower under the Original Credit Agreement):

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acknowledgement of Guarantors and Grantors” means the Acknowledgment of Guarantors executed by the Loan Parties substantially in the form of Exhibit L hereto.

“Acquisition” means the purchase or other acquisition by the Parent or any Subsidiary of (a) all or substantially all of the assets comprising a division or business unit or a substantial part or all of the business of another Person, or (b) the Equity Interest in another Person that upon consummation of such purchase or other acquisition will be a Subsidiary.

“Administrative Agent” means, subject to Section 10.13, Whitebox, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 10.09.

“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisory Fee” has the meaning specified in Section 2.09(d).

“Advisory Fee Payment Date” has the meaning specified in Section 2.09(d).

“Advisory Shares” has the meaning specified in Section 2.09(d)

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Fee” has the meaning specified in Section 2.09(d).

“Agent Parties” has the meaning set forth in Section 11.02(f).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Collateral Trustee and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.17.

“Antitrust Laws” means the Sherman Act, the Clayton Act, Hart-Scott Rodino Act, the Federal Trade Commission Act, in each case, as amended, and all other federal, state and foreign statutes, rules regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate, if any, designated for Loans, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e), be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided, that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 11.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent for the fiscal year ended December 31, 2010 and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Parent for the fiscal year ended December 31, 2010.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of Revolving Credit Loans made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located and in the State of New York.

“Capitalized Leases” means, for any Person, all leases that are required to be, in accordance with GAAP, recorded as capitalized leases on the balance sheet (excluding footnotes thereto) of such Person.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent or any Subsidiary:

(1)           Dollars and Euros;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than six months from the date of acquisition;

(3)           certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;

(6)           securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than six months from the date of acquisition; and

(7)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Cash Management Bank” means any Lender or any Affiliate of a Lender providing treasury, depository and/or cash management services to the Parent or any Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Parent or any Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository or cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law).

“Change of Control” means the earliest to occur of:

(a)           the Company ceasing to be a direct Wholly-owned Subsidiary of the Parent;

(b)           at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of the Parent;

(c)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of the Parent other than the Principals; or

(d)           a “change of control” or any comparable term under, and as defined in, the Senior Indenture (or in the documentation governing any Permitted Refinancing of such Indebtedness).

“Change of Control Offer” has the meaning specified in Section 2.06(c).

“Change of Control Payment” has the meaning specified in Section 2.06(c).

“Change of Control Termination” has the meaning specified in Section 2.06(c).

“Change of Control Termination Date” has the meaning specified in Section 2.06(c).

“Closing Date” means the Closing Date under and as defined in the Original Credit Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated and rulings issued thereunder.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties, if any.

“Collateral Agent” means Whitebox, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 10.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Collateral Trustee shall have received (i) each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) of the Original Credit Agreement or pursuant to Section 6.11 or Section 6.13 of the Original Credit Agreement at such time as set forth therein, duly executed by each Loan Party party thereto, except to the extent such deliveries were waived by the Original Agent or the Original Lenders, as applicable, and (ii) each Collateral Document required to be delivered on the Effective Date pursuant to Section 4.01(a)(iv) of this Agreement or pursuant to Section 6.11 or Section 6.13 of this Agreement at such time as set forth therein, duly executed by each Loan Party party thereto;

(b)           all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by the Parent and each Material Subsidiary (other than a CFC or any Subsidiary that is directly or indirectly owned by a CFC) including, as of the Effective Date, those that are listed on Schedule 1 hereto (each, a “Guarantor”) and such guarantees shall be substantially in the form of Exhibit F; provided, that, with respect to any Subsidiary that is not Wholly-owned, the obligation to provide a Guarantee shall be subject to any limitations or prohibitions arising under constituent documents, any shareholder or joint venture agreement, or applicable law relating to the granting of Guarantees; and provided, further, that such Subsidiary shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions in the grant of such Guarantees;

(c)           the Obligations and the Guarantees shall have been secured by a first priority security interest in (i) all the Equity Interests of any direct or indirect Domestic Subsidiary of the Borrower (other than any Domestic Subsidiary that is directly or indirectly owned by a CFC), (ii) 66% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each Subsidiary that is a CFC and that is directly held by the Borrower or by any Subsidiary of the Borrower (other than another CFC) and (iii) 100% of the Equity Interests of any Subsidiary that is a Foreign Subsidiary (other than a CFC) that is directly held by the Borrower or by any Subsidiary of the Borrower

(other than any Subsidiary that is a CFC or that is directly or indirectly owned by a CFC) and, in each case, the Collateral Trustee shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that, in the case of clauses (ii) and (iii) hereof, (A) the pledge of any shares in respect of any Subsidiaries that are not Wholly-owned Subsidiaries shall be limited to the shares actually owned by the applicable pledgor and (B) with respect to any Subsidiary that is not Wholly-owned, the obligation to grant security shall be subject to any limitations or prohibitions arising under the constituent documents, any shareholder or joint venture agreement or applicable Law relating to the grant of security; and provided, further, that, with respect to the foregoing clause (B), such grantor shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions in the grant of such pledge;

(d)           the Obligations and the Guarantees shall have been secured by a first-priority security interest in all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party and any such Indebtedness owing to a Loan Party by any Non-Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Collateral Document, and the Collateral Trustee shall have received all such promissory notes or certificated instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e)           except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected first priority security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities and stock powers endorsed in blank, filing Uniform Commercial Code financing statements in the appropriate jurisdictions, delivering appropriate account control agreements in respect of pledged accounts or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including but not limited to accounts receivable, inventory, machinery and equipment, investment property, cash, intellectual property, other general intangibles, owned and leased real property and proceeds of the foregoing).

(f)            the Administrative Agent shall have received a Perfection Certificate from each Loan Party;

(g)           none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(h)           The Administrative Agent shall have received the Mortgages with respect to all real property required to be delivered pursuant to Section 6.11 or Section 6.13 at such time as set forth therein (the “Mortgaged Properties”), together with:

(i)            Evidence that counterparts of the Mortgages with respect to the Mortgaged Properties have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices as necessary to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Trustee for the benefit of the Secured Parties along with a check in the amount of all filing and recording taxes and fees;

(ii)           With respect to any fee-owned real property that has a fair market value in excess of $3,000,000, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, together with such endorsements that are reasonably required by the Administrative Agent and which lenders typically receive in the jurisdiction where the Mortgaged Property is located, issued by title insurers acceptable to the Administrative Agent and insuring the Mortgages to be valid first and subsisting Liens on the real property described therein, in a customary form in the jurisdiction where the Mortgaged Property is located free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, except as expressly permitted by Section 7.01;

(iii)          With respect to any fee-owned real property that has a fair market value in excess of $3,000,000, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, dated no more than 90 days before the date of delivery of such surveys, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located, showing no material defects except as permitted by Section 7.01 and otherwise acceptable to the Administrative Agent;

(iv)          Satisfactory evidence of insurance required to be maintained pursuant to Section 6.07, or otherwise required by the terms of the Mortgages, in respect of Mortgaged Properties;

(v)           With respect to any fee-owned real property that has a fair market value in excess of $3,000,000, favorable opinions of local counsel for the Loan Parties (i) in states or provinces in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent and (ii) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent; and

(vi)          Such consents and agreements of other third parties, such estoppel letters and other confirmations, and such other evidence and other actions that, in each case, the Administrative Agent and the Collateral Trustee may reasonably deem necessary in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

Notwithstanding the foregoing, no pledge of any shares or Collateral and no Guarantee shall be required to be given by any such pledgor or grantor that is a Foreign Subsidiary to the extent (1) prohibited by applicable Law or (2) where the grant of such security, pledge or Guarantee would result in a significant risk to the directors or officers of such grantor, pledgor or Guarantor of contravention of their fiduciary duties and/or criminal or civil liability to such directors or officers; provided, that in each of the foregoing clauses (1) and (2), such grantor, pledgor or guarantor or the officers and directors thereof, as applicable, shall use commercially reasonable efforts and shall take all reasonable actions necessary or desirable to remedy any such limitations or restrictions and make the granting of such security interests, Guarantee or pledge of Collateral feasible.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent determines in its reasonable discretion that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Access Lease” means any individual lease of any real property under which any Loan Party or any Subsidiary thereof is the lessee on which equipment, inventory and fixtures constituting Collateral with a fair value of not less than $500,000 individually or in the aggregate are stored or located (other than any lease or license of base camp sites or similar locations outside of the United States used for ongoing seismic operations being conducted in the ordinary course of business).  As of the Effective Date, the leases set forth on Schedule 5.07(b)(iii) comprise all Collateral Access Leases of the Loan Parties and their Subsidiaries.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Collateral Trust and Intercreditor Agreement, the Mortgages (if any), collateral assignments, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Collateral Trustee and the Lenders pursuant to Section 4.01(a)(iii) (except with respect to Mortgages), Section 6.11 or Section 6.13 of the Original Credit Agreement or Section 4.01(a)(iv) (except with respect to Mortgages), Section 6.11 or Section 6.13 of this Agreement, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Trustee for the benefit of the Secured Parties.

“Collateral Trust and Intercreditor Agreement” means the Collateral Trust and Intercreditor Agreement, dated as of December 23, 2009 and attached hereto as Exhibit K, among the Company, the Parent, the other Guarantors, U.S. Bank National Association, as trustee under the Senior Indenture, the Administrative Agent, the other Priority Debt Representatives (as defined therein), and U.S. Bank National Association, as Collateral Trustee.

“Collateral Trustee” means U.S. Bank National Association, solely in its capacity as collateral trustee under the Collateral Trust and Intercreditor Agreement and any other the Loan Document, or any successor collateral trustee.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Commitment Letter” means that certain letter agreement dated as of May 16, 2011 among the Borrower, the Parent, Whitebox and Gates Capital.

“Common Equity Interests” means, with respect to any Person, any Equity Interest (other than Preferred Equity Interests) of such Person, whether outstanding on the Effective Date or issued thereafter.

“Communications” has the meaning specified in Section 11.02(e).

“Company” has the meaning specified in the preamble to this Agreement.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(a)           provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)           Fixed Charges of such Person and its Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; provided that if any non-cash expense is recovered for cash in future periods, the amount of such cash shall be deducted in computing Consolidated Net Income in the period of receipt; minus

(d)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.  Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Parent shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Parent (A) in the same proportion that the Net Income of such Subsidiary was added to compute such Consolidated Net Income of the Parent and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Parent by such Subsidiary without prior governmental approval (that has not been obtained) and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(a)           the Net Income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

(b)           the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders;

(c)           the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded; and

(d)           the cumulative effect of a change in accounting principles shall be excluded.

“Continuing Directors” means the directors, managers or equivalent body of the Parent on the Effective Date, and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, board of managers or other governing body of the Parent is recommended by a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Copyright Security Agreement” means the Copyright Security Agreement, dated as of February 12, 2010 and attached hereto as Exhibit G-2, by certain of the Loan Parties in favor of the Collateral Trustee.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or any similar foreign, federal or state law for the relief of debtors from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Normal Rate plus, to the fullest extent permitted by applicable Laws, 2.0%.

“Defaulting Agent” means an Administrative Agent that is a Defaulting Lender.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other existing agreements under which it has an obligation to extend credit, (c) failed, within one (1) Business Day after request by the Administrative Agent, to provide written confirmation that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (e) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale of Equity Interests and any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise on or prior to the date that is one year after the Maturity Date (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Credit Commitments to the extent required by the terms of this Agreement), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, on or prior to the date that is one year after the Maturity Date, (c) provides for the scheduled payments of dividends in cash on or prior to the date that is one year after the Maturity Date, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Parent, the Company or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent, the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Effective Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund of a Lender and (d) any other Person (other than an individual) approved by the Administrative Agent and, if such Person is an Ineligible Person, the Borrower.

“Environmental Laws” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, common law, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Material or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) on or after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 12:00 noon (New York time) on such day on the Reuters Fedspot page for such currency; in the event that such rate does not appear on any Reuters page, the Exchange Rate shall be determined by the Administrative

Agent to be the rate quoted by it at the spot rate purchased by it of U.S. Dollars with Euros through its principal foreign exchange trading office at approximately 12:00 noon on the date as of which the foreign computation is made.

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (including any branch profits or franchise taxes imposed in lieu thereof) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business (other than a jurisdiction in which such Agent or such Lender would not have been treated as carrying on business but for its execution or delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder) to which such payment relates, (b) any withholding tax that is imposed by the United States on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or is attributable to a Lender’s or Participant’s failure or inability to comply with Section 3.01(f); provided, that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender was required to acquire pursuant to Section 2.13 or that such Lender acquired pursuant to Section 3.07(b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender or Participant (i) as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation shall not be an Excluded Tax) and (ii) as a result of a change in circumstances (such as a Lender or Participant’s change in its jurisdiction of organization, but not a change in circumstances made at the request of the Borrower), other than a Change in Law, with respect to such Lender or Participant after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation, shall be considered an Excluded Tax but only to the extent such withholding tax would have been imposed on such Lender or Participant and would have been an Excluded Tax under such circumstances at the time such Lender became a party to this Agreement (or designated a new lending office) or such Participant acquired its participation), and (c) any United States withholding tax that is imposed as a result of such recipient’s failure or inability to comply with the requirements of FATCA to establish an exemption from such withholding tax pursuant to FATCA.

“Existing Indebtedness” means Indebtedness of the Company or any of its Subsidiaries outstanding on or immediately prior to March 31, 2011 and listed on Schedule 1.01A hereto.

“Existing Loans” has the meaning specified in Section 2.01(b).

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors of the Parent, whose determination, unless otherwise specified below, shall be conclusive.  Notwithstanding the foregoing, (x) the determination of Fair Market Value by the board of directors of the Parent shall be evidenced by a resolution certified by the secretary or an assistant secretary of the Parent to have been duly adopted by the board of directors of the Parent and to be in full force and effect on the date of such certification delivered to the Administrative Agent if the Fair Market Value exceeds $5,000,000 and (y) the determination of Fair Market Value by the board of directors of the Parent shall be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10,000,000.

“FATCA” means Sections 1471 through 1474 of the Code as enacted on the date hereof (or any amended version that is substantively comparable), and any regulations thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, creates, assumes, guaranties, becomes directly or indirectly liable for, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Equity Interests subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event occurs for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, creation, assumption, guaranty, liability, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Equity Interests, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.  In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                                  acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(b)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(c)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(d)                                 consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred, created, assumed, guarantied or otherwise becoming directly or indirectly liable therefor) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                                  the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Leases, and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to obligations arising under or in connection with Swap Contracts; plus

(b)                                 the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus

(c)                                  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries in a manner other than by endorsement of a negotiable instrument for collection in the ordinary course of business (including, without limitation by way of pledge of assets) or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(d)                                 the product of (x) all dividends, paid in cash, on any series of Disqualified Equity Interests or Preferred Equity Interests of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Equity Interests) of the Parent or to the Parent or a Subsidiary of the Parent, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.  The Borrower’s Foreign Subsidiaries as of the Effective Date are identified on Schedule 1.01B hereto.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gates Capital” means Gates Capital Management, Inc., a Delaware corporation.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 11.07(g).

“Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement other than to non-affiliated vendors in the ordinary course of business, (c) any liabilities with recourse to the Parent or its Subsidiaries in such Person’s capacity as a general partner in any partnership or (d) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means, collectively, (a) the Guarantee and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary (other than the Borrower), that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), and all Subsidiaries thereof, provided, that, (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries, in the aggregate, at the last day of the most recent four consecutive fiscal quarter period then ended be equal to or exceed 2.5% of the consolidated total assets of the Parent and its Subsidiaries at such date or (ii) the gross revenues for such period of all Immaterial Subsidiaries, in the aggregate, equal or exceed 2.5% of the consolidated gross revenues of the Parent and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”), and all Subsidiaries thereof, shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries,” and all Subsidiaries thereof, do not exceed such limits.  The Borrower’s Immaterial Subsidiaries as of the Effective Date are identified on Schedule 1.01C hereto.

“Indebtedness” means “Indebtedness” as defined in the Senior Indenture as in effect on the Effective Date.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Ineligible Person” means a Person who (i) is a direct competitor of the Parent or any of its Subsidiaries, (ii) is directly and principally engaged in business activities which either relate to the operations of a Permitted Business or support the operations of a Permitted Business, or (iii) is not a “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act; provided, however, that no professional money manager or Approved Fund thereof shall be considered an “Ineligible Person” solely because it holds investments in Persons who are direct competitors of the Parent or any Subsidiary or directly and principally engaged in business activities which either relate to the operations of a Permitted Business or support the operations of a Permitted Business.

“Information” has the meaning specified in Section 11.08.

“Initial Lenders” has the meaning specified in the Preliminary Statements to this Agreement.

“Intellectual Property” has the meaning specified in Section 5.16.

“Intellectual Property Security Agreement Supplement” means the IP Security Agreement Supplement as defined in the Pledge and Security Agreement.

“Interest Payment Date” means the last Business Day of each March, June, September and December, commencing on the first such day to occur after the Effective Date, and the Maturity Date.

“Investment” means, with respect to any Person, (a) all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantee Obligations), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (other than investments in multi-client seismic libraries, data, working interests or leasehold interests acquired in connection with the provision of seismic data acquisition services), and (b) all purchases or other acquisitions for consideration by such Person of all or substantially all of the assets that comprise a division or business unit or a substantial part or all of the business of another Person (other than acquisitions of multi-client seismic libraries, data, working interests or leasehold interests acquired in connection with the provision of seismic data acquisition services).

If the Parent or any Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent, the Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of.  The acquisition by the Parent or any Subsidiary of the Parent of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Parent or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Judgment Currency” has the meaning specified in Section 11.17.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means any Revolving Credit Lender that may be a party to this Agreement from time to time, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Perfection Certificates, (v) each Secured Hedge Agreement, and (vi) the Acknowledgement of Guarantors and Grantors, in each case as amended, amended and restated, supplemented, modified, extended, renewed, refinanced or replaced from time to time.

“Loan Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, (i) the Borrower and (ii) the Guarantors.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, condition (financial or otherwise), performance, or properties of the Parent and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving the aggregate consideration payable to or by such Person of $5,000,000 or more in any Fiscal Year or otherwise material to the business, condition (financial or otherwise), operations, performance, or properties of such Person and its Subsidiaries, taken as a whole.

“Material Subsidiary” means, at any date of determination, each Subsidiary (other than the Borrower) that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” shall mean September 1, 2014.

“Maximum Availability” means $50,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means collectively, the deeds of trust, trust deeds, deeds of hypothec and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Trustee on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Trustee, executed and delivered pursuant to Section 4.01(a)(iii) (if applicable), Section 6.11 or Section 6.13 of the Original Credit Agreement or Section 4.01(a)(iv) (if applicable), Section 6.11 or Section 6.13 of this Agreement.

“Mortgage Policies” has the meaning specified in paragraph (h)(ii) of the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Properties” has the meaning specified in paragraph (h) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means:

(a)                                  with respect to the Disposition of any asset by any Loan Party or any Subsidiary not permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k)(i) of Section 7.05 or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of any Loan Party or any Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and the Senior Notes and any Permitted Refinancing with respect thereto), (B) the reasonable out-of-pocket fees and expenses actually incurred by the Loan Party or such Subsidiary in connection with such Disposition or Casualty Event (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith within the current tax year as a result of any gain recognized in connection therewith, and (D) a reasonable reserve (which reserve shall be deposited into a segregated deposit account in which the Collateral Trustee has a perfected, first priority security interest) for (i) any purchase price adjustment or (ii) any liabilities associated with such asset or assets and retained by the Loan Party or any Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Loan Party or any Subsidiary in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the Maturity Date); provided, that, no proceeds of Dispositions of assets realized in any Fiscal Year shall be deemed to be Net Cash Proceeds hereunder until such proceeds exceed $500,000 in the aggregate for such Fiscal Year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds); and

(b)                                 with respect to the sale or issuance by the Parent of its Common Equity Interests, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Parent in connection with such sale or issuance (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction) to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of the Borrower or any of its Subsidiaries.

“Net Cash Proceeds Available for Reinvestment” has the meaning specified in Section 2.05(b).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Equity Interest dividends, excluding, however:

(a)                                  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:  (i) any sale of assets outside the ordinary course of business of such Person; or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(b)                                 any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Investment in Loan Parties” means, as of any date a determination thereof is to be made, the difference between (i) the sum of the aggregate amount of all Restricted Payments made by the Non-Loan Parties in or to any of the Loan Parties, minus (ii) the sum of the aggregate amount of Restricted Payments made by the Loan Parties in or to any of the Non-Loan Parties, in each case determined on a cash basis consistent with past practice for the trailing twelve-month period ending on such date.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Parent that is not a Loan Party.

“Normal Rate” means 11.125%.

“Note” means a promissory note of the Borrower payable to any Lender or its assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made or acquired by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement, and (z) Cash Management Obligations (as amended, amended and restated, supplemented, modified, extended, renewed, refinanced or replaced from time to time).  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental

Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Agent” has the meaning specified in the Preliminary Statements to this Agreement.

“Original Credit Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Original Lenders” has the meaning specified in the Preliminary Statements to this Agreement.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means, with respect to the Revolving Credit Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date.

“Parent” has the meaning specified in the preamble to this Agreement.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(d).

“Patent Security Agreement” means the Patent Security Agreement, dated as of February 12, 2010 and attached hereto as Exhibit G-4, by certain of the Loan Parties in favor of the Collateral Trustee.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Perfection Certificate” means with respect to any Loan Party, a certificate substantially in the form of Exhibit J hereto, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by a Responsible Officer of such Loan Party.

“Permitted Business” means those lines of business and activities conducted by the Parent and its Subsidiaries on the date hereof and any business reasonably related or ancillary thereto.

“Permitted Investments” means:

(a)                                  any Investment in the Parent, in the Borrower or in a Wholly-owned Subsidiary of the Parent that is a Guarantor;

(b)                                 any Investment in cash or Cash Equivalents;

(c)                                  any Investment by the Parent or any Subsidiary of the Parent in a Person or in the assets of a Person, if as a result of such Investment:

(i)                               such Person becomes a Wholly-owned Subsidiary of the Parent and a Guarantor; or

(ii)                            such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets that comprise a division or business unit or a substantial part of or all of the business of such Person to, or is liquidated into, the Parent, the Borrower or a Wholly-owned Subsidiary of the Parent that is a Guarantor;

(d)                                 any Investment made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with Sections 7.04 and 7.05;

(e)                                  obligations in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(f)                                    stock, obligations or securities received in satisfaction of judgments;

(g)                                 advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Parent or its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(h)                                 commission, payroll, travel and similar advances to officers and employees of the Parent or any of its Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP; and

(i)                                     other Investments in any Person (provided, that, any such Person is not an Affiliate of the Parent or is an Affiliate of the Parent solely because the Parent, directly or indirectly, owns Equity Interests in, or controls, such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) since the Effective Date, not to exceed $10,000,000.

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed an amount equal to the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus the amount of any reasonable fees, commissions, discounts and other costs and expenses associated with such refinancing, and any prepayment penalties or related costs), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms no less favorable in any material respect to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) if such modification, refinancing, refunding, renewal or extension relates to secured Indebtedness, such Indebtedness shall be secured on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being so refinanced, refunded, renewed or extended and (f) such modification, refinancing, refunding, renewal or extension is incurred (1) by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended or (2) by a Loan Party who is not a Subsidiary of the original obligor.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by any Loan Party or any Subsidiary after the Effective Date; provided, that, any such Sale Leaseback not between a Loan Party and another Loan Party shall be consummated for fair value as determined at the time of consummation in good faith by such Loan Party or such Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of February 12, 2010 and attached hereto as Exhibit G-1, among the Loan Parties and the Collateral Trustee.

“Preferred Equity Interests” means, with respect to any Person, any Equity Interests of such Person that have preferential rights to any other Equity Interests of such Person with respect to dividends or redemptions upon liquidation.

“Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit B.

“Principals” means Avista Capital Partners, L.P. and its Affiliates, Maple Leaf Partners, L.P. and its Affiliates, Kestrel Capital, L.P., Petroleum Geo-Services ASA and its Affiliates, each of the Initial Lenders and their respective Affiliates, and Somerset Capital Partners, Steven A. Webster and William R. Ziegler.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided, that, if such Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Register” has the meaning specified in Section 11.07(c).

“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registration Rights Agreement” means the Registration Rights Agreement among the Parent and the Initial Lenders substantially in the form of Exhibit M hereto.

“Replacement Assets” means (a) non-current assets that shall be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or a majority of the voting securities of any Person engaged in a Permitted Business that shall become on the date of acquisition thereof a Wholly-owned Subsidiary.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means, with respect to a Borrowing of Revolving Credit Loans, a Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having at least 66 2/3% of the Total Facility Exposure; provided, that, the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, controller, or other similar officer or a Person performing similar functions of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06(a).

“Revolving Credit Commitment” means, as to each Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Lenders shall be $50,000,000 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Lender at any time, the outstanding principal amount of all Revolving Credit Loans held by such Lender (or its Applicable Lending Office).

“Revolving Credit Facility” means the extension of credit by the Lenders to the Borrower hereunder in the form of Revolving Credit Commitments.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Collateral Trustee, the Lenders, the Cash Management Banks, the Hedge Banks, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.02.

“Securities Act” means the Securities Act of 1933.

“Senior Indenture” means the Indenture dated as of December 23, 2009 by and among the Company, the Parent and US Bank National Association, as Trustee pursuant to which the Senior Notes have been issued.

“Senior Notes Documents” means the Senior Indenture, the Senior Notes, the Security Documents (as defined in the Senior Indenture) and any related document or, following any Permitted Refinancing in respect of the Senior Notes, any documentation governing such Permitted Refinancing.

“Senior Notes” means the $300,000,000 9.75% Senior Notes due 2014, issued by the Company pursuant to the Senior Notes Documents.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.07(g).

“Specified Remediation Plan” has the meaning set forth in Section 6.04(b).

“Specified Sites” has the meaning set forth in Section 6.04(b).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of principal or interest was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” has the meaning specified in Section 7.06(a).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Supplemental Administrative Agent” has the meaning specified in Section 10.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as reasonably determined by the Hedge Bank in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a

“synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Taxes” has the meaning specified in Section 3.01(a).

“Test Period” means (i) with respect to any Disposition occurring on or prior to the last day of the month in which the first anniversary of the Effective Date occurs, the period from the Effective Date through the last day of the month in which such Disposition occurs, and (ii) with respect to any Disposition occurring after the last day of the month in which the first anniversary of the Effective Date occurs, the period of twelve consecutive months commencing with the first day of the month that is 11 months prior to the month in which such Disposition occurs and ending on the last day of the month in which such Disposition occurs.

“Threshold Amount” means $7,500,000.

“Total Facility Exposure” means the sum of (a) Total Outstandings and (b) aggregate unused Revolving Credit Commitments.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trademark Security Agreement” means the Trademark Security Agreement, dated as of February 12, 2010 and attached hereto as Exhibit G-3, by certain of the Loan Parties in favor of the Collateral Trustee.

“Trading Day” means a day during which trading in securities generally occurs on the NYSE Amex.

“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents on or prior to the Effective Date, (b) the making of any Credit Extensions under the Original Credit Agreement or this Agreement, (c) the granting by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (d) the issuance by the Parent of the Advisory Shares, (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Parent, the Company, or any Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Parent as of March 31, 2011 and the related consolidated statements of income, changes in equity and cash flows of the Parent for each fiscal quarter ended March 31, 2011.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unused Revolving Credit Commitment” means the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the Outstanding Amount of Revolving Credit Loans.

“Upfront Fee” has the meaning specified in Section 2.09(b).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Usage” means at any time a fraction (expressed as percentage, carried out to the first decimal place), the numerator of which is the Outstanding Amount of Revolving Credit Loans and the denominator of which is the amount of the Aggregate Commitments at such time.

“VWAP” means the average for the relevant Trading Day-period of the daily volume weighted average price of the Parent’s common stock on the NYSE Amex as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Whitebox” has the meaning specified in the preamble to this Agreement.

“Wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 (i)                                     The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)                               The term “including” is by way of example and not limitation.

(iv)                              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03        Accounting Terms.

(a)                                  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 [Reserved]

(c)                                  Where reference is made to “the Parent and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries of the Parent other than Subsidiaries.

Section 1.04        Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05        References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07        Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08           Currency Equivalents Generally.

(a)           Any amount specified in this Agreement (other than in Article II and Article XI or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount be determined in a manner consistent with the definition of Exchange Rate.

(b)           For purposes of determining compliance under Sections 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Parent’s annual financial statements delivered pursuant to Section 6.01(a)(i); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01           The Loans(a).

(a)           Subject to the terms and conditions set forth herein, each Lender severally agrees to make (or cause its Applicable Lending Office to make) loans (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Effective Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, that, after giving effect to any such Borrowing, (x) the Outstanding Amount under the Revolving Credit Facility shall not exceed the Maximum Availability and (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment in effect at such time.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05(a), and reborrow under this Section 2.01.

(b)           Revolving Credit Loans in an aggregate principal amount of $48,312,500 (the “Existing Loans”) were previously advanced by the Original Lenders to the Borrower under the Original Credit Agreement and assigned by the Original Lender to the Initial Lenders or advanced by the Initial Lenders to the Borrower under the Original Credit Agreement.  As of the Effective Date, the Existing Loans, which remain outstanding, shall constitute Loans under this Agreement, shall be evidenced by the Notes and shall be repayable in accordance with the terms of this Agreement.

Section 2.02           Borrowings.

(a)           Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent of such Borrowing, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) three (3) Business Days before the requested date of such Borrowing.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing (other than the Borrowing requested and made on the Effective Date) shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice shall specify, as applicable, (i) that the Borrower is requesting a Borrowing, (ii) the requested date of the Borrowing (which shall be a Business Day), and (iii) the principal amount of Loans to be borrowed.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans.  In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03           [Reserved]

Section 2.04           [Reserved](a)

Section 2.05           Prepayments.

(a)           Optional Prepayments.  The Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Revolving Credit Loans in whole or in part; provided, that, (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) one (1) Business Day prior to the date of such prepayment, and (2) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lenders of its receipt of such notice and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory Prepayments Upon Dispositions and Casualty Events.  Except with respect to any Disposition or Casualty Event listed on Schedule 2.05(b) as to which the following provisions of this Section 2.05(b) shall not apply:

(i)            If the Parent, the Borrower or any Domestic Subsidiary Disposes of any property, which Disposition results in the realization or receipt by the Parent, the Borrower or such Domestic Subsidiary of Net Cash Proceeds, the Borrower shall, subject to the provisions of Section 2.05(b)(v), make a prepayment, in accordance with Section 2.05(b)(iv), of Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided, that no such prepayment shall be required pursuant to this Section 2.05(b)(i) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in Replacement Assets in accordance with Section 2.05(b)(iii), so long as (A) no Default has occurred and is continuing, and (B) the portion of the aggregate Net Cash Proceeds realized or received by the Parent, the Borrower and the Domestic Subsidiaries, or any of them, during the Test Period ended on the last day of the month in which such Disposition occurs from any and all such Dispositions that is so reinvested does not exceed (x) 100% of such aggregate Net Cash Proceeds, if the aggregate Net Cash

Proceeds realized or received by the Parent, the Borrower and the Domestic Subsidiaries, or any of them, during the Test Period ended on the last day of the month in which such Disposition occurs from any and all such Dispositions is less than $10,000,000, and (y) the sum of (1) $10,000,000 plus (2) 25% of the amount by which such aggregate Net Cash Proceeds exceeds $10,000,000, if the aggregate Net Cash Proceeds realized or received by the Parent, the Borrower and the Domestic Subsidiaries, or any of them, during the Test Period ended on the last day of the month in which such Disposition occurs from any and all such Dispositions is greater than or equal to $10,000,000.

(ii)           If (A) any Foreign Subsidiary Disposes of any property or (B) any Casualty Event occurs with respect to any property of the Parent, the Borrower or any Domestic Subsidiary or Foreign Subsidiary, which Disposition or Casualty Event results in the realization or receipt by the Parent, the Borrower or such Domestic Subsidiary or Foreign Subsidiary of Net Cash Proceeds, the Borrower shall, subject to the provisions of Section 2.05(b)(v), make a prepayment, in accordance with Section 2.05(b)(iv), of Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided, that, so long as no Default has occurred and is continuing, no such prepayment shall be required pursuant to this Section 2.05(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in Replacement Assets in accordance with Section 2.05(b)(iii).

(iii)          At the option of the Borrower, the Borrower may reinvest in Replacement Assets any portion of the Net Cash Proceeds realized or received with respect to any Disposition of property by the Parent, the Borrower or any Domestic Subsidiary or Foreign Subsidiary or any Casualty Event in respect of property of the Parent, the Borrower or any Domestic Subsidiary or Foreign Subsidiary that is specified in a notice of reinvestment election given in accordance with clause (i) or (ii) of this Section 2.05(b) (the “Net Cash Proceeds Available for Reinvestment”), so long as (x) within twelve (12) months following receipt of such Net Cash Proceeds Available for Reinvestment, either such proceeds shall have been reinvested or a definitive agreement for the purchase of such Replacement Assets with such Net Cash Proceeds Available for Reinvestment shall have been entered into (as set forth by the Borrower in its notice of reinvestment election) and (y) if such agreement shall have been entered into within such twelve-month period, within 180 days after the expiration of such twelve-month period, such purchase shall have been consummated; provided, that, (1) so long as a Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Default exists) and (2) if any Net Cash Proceeds Available for Reinvestment are not so reinvested by the deadlines specified above or if any such Net Cash Proceeds Available for Reinvestment are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, the Borrower shall, subject to the provisions of Section 2.05(b)(v), make a prepayment, in accordance with Section 2.05(b)(iv), of Loans in an aggregate amount equal to 100% of such Net Cash Proceeds Available for Reinvestment.

(iv)          On each occasion that the Borrower must make a prepayment of the Loans out of Net Cash Proceeds of any Disposition or Casualty Event pursuant to Section 2.05(b), the Borrower shall, subject to the provisions of Section 2.05(b)(v), make such prepayment (A) in the case of prepayments required pursuant to Section 2.05(b)(i), as promptly as reasonably practicable, but in any event within five (5) Business Days, after the last day of the month in which the date of realization or receipt of such Net Cash Proceeds occurs, (B) in the case of prepayments required pursuant to Section 2.05(b)(ii), as promptly as reasonably practicable, but in any event within five (5) Business Days, after the date of realization or receipt of such Net Cash Proceeds, and (C) in the case of prepayments required pursuant to Section 2.05(b)(iii), as promptly as reasonably practicable, but in any event within five (5) Business Days, after the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that the Net Cash Proceeds Available for Reinvestment out of such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be.

(v)           The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment pursuant to a Prepayment Notice.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment.  Notwithstanding anything to the contrary contained in this Section 2.05(b), any Lender may, by notice in writing to the Borrower given at least one (1) Business Day prior to the date of any prepayment otherwise required pursuant to this Section 2.05(b), elect not to have such prepayment applied to the outstanding principal amount of its Loans, in which case the amount of such prepayment that would otherwise be applied to the outstanding principal amount of such Lender’s Loans shall be retained by the Borrower and may be used by the Borrower or any other Loan Party for any lawful purpose permitted by the terms of the Loan Documents.

(vi)          Upon any mandatory prepayment of the principal amount of the Loans held by any Lender pursuant to this Section 2.05(b), the Revolving Credit Commitment of such Lender shall be permanently reduced by a corresponding amount.

(c)           Prepayments Pro Rata.  Subject to the provisions of Section 2.05(b)(v), any prepayment of Loans pursuant to this Section 2.05 shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(d)           Interest.  All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon.

Section 2.06           Termination or Reduction of Revolving Credit Commitments.

(a)           Optional.

(i)            After the first anniversary of the Effective Date, the Borrower may, upon written notice to the Administrative Agent, terminate or permanently reduce the unused Aggregate Commitments on the fifteenth (15th) day of any calendar month; provided that (A) any such notice shall be received by the Administrative Agent not later than 12:00 noon (New York, New York time) on the seventh (7th) day prior to the date of such termination or reduction, (B) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (C) on the date of such termination or reduction, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee equal to the following percentage of the amount by which the Aggregate Commitments have been reduced:

Date of Aggregate Commitment Reduction	Fee

After the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date	3%

After the second anniversary of the Effective Date but on or before the third anniversary of the Effective Date	1.5%

After the third anniversary of the Effective Date	0%

(ii)           The Borrower may, within twenty (20) Business Days following any sale or issuance by the Parent of its Common Equity Interests which results in the realization or receipt by the Parent of Net Cash Proceeds, upon written notice to the Administrative Agent, permanently reduce the unused Aggregate Commitments by an amount equal to such Net Cash Proceeds; provided that (A) any such notice shall specify the date of such reduction and shall be received by the Administrative Agent not later than 12:00 noon (New York, New York time) on the seventh (7th) day prior to the date of such reduction, and (B) on the date of such reduction, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee equal to one percent (1%) of the amount by which the Aggregate Commitments have been reduced.

(iii)          The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Aggregate Commitments under this Section 2.06(a).

(iv)          Upon any partial reduction of the unused Aggregate Commitments under this Section 2.06(a), the Revolving Credit Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of such partial reduction.

(v)           All Commitment Fees accrued to the effective date of any termination of the Aggregate Commitments pursuant to this Section 2.06(a) shall be paid on the effective date of such termination.

(b)           Mandatory.  The Aggregate Commitments shall terminate on the Maturity Date.

(c)           Change of Control Offer.

(i)            If a Change of Control occurs, each Lender shall have the right to require the Borrower to terminate such Lender’s Revolving Credit Commitment pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 2.06(c); provided that the Borrower shall not be obligated to terminate any Revolving Credit Commitment pursuant to this Section 2.06(c) in the event that it has exercised its right to terminate the Aggregate Commitments pursuant to Section 2.06(a).  In the Change of Control Offer, the Borrower shall offer to terminate each Lender’s Revolving Credit Commitment (a “Change of Control Termination”) on a date (the “Change of Control Termination Date”) no earlier than the date of such Change of Control, and, in connection therewith, to prepay to such Lender on the Change in Control Termination Date its Pro Rata Share of all outstanding Loans, all unpaid interest accrued thereon to the Change in Control Termination Date, its Pro Rata Share of all Commitment Fees accrued to the Change of Control Termination Date, a fee equal to one percent (1%) of the amount of the reduction of such Lender’s Revolving Credit Commitment, and all other Obligations due and owing to such Lender (a “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall mail a notice to each Lender describing the transaction or transactions that constitute the Change of Control and stating:

(A)          that the Change of Control Offer is being made pursuant to this Section 2.06(c);

(B)           the Change of Control Termination Date and the Change of Control Payment;

(C)           that any Lender electing to have its Revolving Credit Commitments terminated will be required to notify the Company of such election no later than the third Business Day preceding the Change of Control Termination Date; and

(D)          that any Lender will be entitled to withdraw its election if the Company receives, not later than the close of business on the Business Day preceding the Change of Control Termination Date, a notice that such Lender is withdrawing its election to have its Revolving Credit Commitments terminated.

The Change of Control Termination Date shall be no earlier than 30 days and no later than 60 days from the date such notice is given.

(ii)           On the Change of Control Termination Date, the Revolving Credit Commitments of any Lender who has elected to have its Revolving Credit Commitments terminate and has not withdrawn such election shall automatically terminate, and the Company shall pay to such Lender its Change of Control Payment.

Section 2.07           Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

Section 2.08           Interest.

(a)           On the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, all unpaid interest on the Loans accrued under the Original Credit Agreement to the Effective Date.

(b)           Subject to the provisions of Section 2.08(c), the outstanding principal amount of each Loan shall bear interest from the Effective Date at a rate per annum equal to the Normal Rate.

(c)           Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of each Loan and, to the fullest extent permitted by applicable Laws, all other past due Obligations will bear interest at a rate per annum equal to the Default Rate.  Accrued and unpaid interest on past due Obligations (including interest on past due interest) shall be due and payable upon demand.

(d)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09           Fees.

(a)           Accrued Fees under Original Credit Agreement.  On the Effective Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, all unpaid fees (including without limitation Commitment Fees and Ticking Fees, as each such term is defined in the Original Credit Agreement) accrued under the Original Credit Agreement to the Effective Date.

(b)           Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) on the Unused Revolving Credit Commitments from the Effective Date at a rate per annum equal to the rate per annum at which interest then accrues on the outstanding principal amount of the Loans; provided, that, any Commitment Fee accrued with respect to any Pro Rata Share of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no Commitment Fee shall accrue on any Pro Rata Share of any Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Commitment Fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such day to occur after the Effective Date, and on the Maturity Date.

(c)           Upfront Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, an upfront fee equal to 3.375% of the Aggregate Commitments (the “Upfront Fee”).  The Upfront Fee shall be payable in full on the Effective Date, and shall be deemed fully earned and nonrefundable as of such date.

(d)           Advisory Fee.  The Parent shall pay to each Lender, in accordance with its Pro Rata Share, on the tenth Trading Day following the Effective Date (the “Advisory Fee Payment Date”), an advisory fee in the aggregate amount of $4,000,000 (the “Advisory Fee”).  The Advisory Fee shall be payable in shares of common stock, par value $.01 per share, of the Parent.  The number of shares of common stock of the Parent to be issued to each Lender in payment of the Advisory Fee (the “Advisory Shares”) will be determined by dividing (i) such Lender’s Pro Rata Share of $4,000,000 by (ii) 95% of VWAP for the ten (10) consecutive Trading Days immediately preceding the Advisory Fee Payment Date.

(e)           Annual Agent Fee.  The Borrower shall also pay to the Administrative Agent, solely for its own account and not for the benefit of the other Lenders, an annual agent fee in the amount of $55,000 (the “Agent Fee”).  The Agent Fee shall be payable in advance each year commencing on May 24, 2011 and thereafter on each May 24 through the Maturity Date (or, if any such date does not fall on a Business Day, the next succeeding Business Day thereafter).  The Agent Fee shall be deemed fully earned and nonrefundable on the date payable.

Section 2.10           Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided, that, any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  Except as otherwise expressly provided in this Agreement, all interest and fees hereunder shall be payable in cash.

Section 2.11           Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that, the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12           Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate; and

(ii)         if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, then in the event the Administrative Agent has funded a Loan in advance of receipt of funds from a Defaulting Lender or otherwise made a payment to the Borrower on behalf of such Defaulting Lender, the Administrative Agent may make a demand therefor upon the Borrower and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03.  If the

Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13           Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01           Taxes.

(a)           Except as provided in this Section 3.01, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower or any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or

Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Such Agent or Lender, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, and shall include reasonable supporting documentation, as the case may be.  Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.  For the avoidance of doubt, the Borrower shall not be required to indemnify any Lender or Agent under this Section 3.01(c) with respect to any Taxes that have been compensated for by the payment of any additional amounts pursuant to Section 3.01(a) or Other Taxes pursuant to Section 3.01(b).

(d)           If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided, that, the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that, such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided, that (i) such designation would eliminate or reduce amounts payable pursuant to Section 3.01(a) or (c), as the case may be, and (ii) such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).  The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender or Agent in connection with any such designation.

(f)            Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide each of the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service Forms W-8BEN, W-8ECI or W-IMY (together with any required attachments, if any), as appropriate, or any successor or  other form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments pursuant to this Agreement..  In the case of a Lender that is claiming the “portfolio interest” exemption, such Lender hereby represents to the Borrower and the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  If any form or document referred to in this Subsection requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8ECI, W-IMY or the related representation described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.  If any Lender is a “United States person” within the meaning of Section 7701(a)(3) of the Code, such Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide to each the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service W-9 Forms.  Notwithstanding any other provision of this Section 3.01, a Lender shall not be required to deliver any form pursuant to this Section 3.01(f) that such Lender is not legally able to deliver.  Without limiting the generality of the foregoing, if any payment made hereunder or under any other Loan Document would be subject to United States withholding tax imposed pursuant to FATCA if the recipient of such payment fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications and other documentation prescribed by applicable law and reasonably satisfactory to the Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA or to determine the amount to deduct and withhold from such payment and (B) any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such applicable reporting and other requirements of FATCA, or to determine the amount to deduct and withhold from such payment.

Section 3.02           Illegality.  If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Revolving Credit Exposure or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Lender of interest with respect to its Revolving Credit Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)            first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Lender under Section 2.08; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Lender which would constitute interest with respect to the Revolving Credit Exposure for purposes of any applicable law.

Section 3.03           [Reserved]

Section 3.04           Increased Cost and Reduced Return; Capital Adequacy.

(a)           If any Lender reasonably determines that as a direct result of the introduction of or any Change in Law or a change in the interpretation of any Law with which such Lender is required to comply, in each case, after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof with which such Lender (or its Applicable Lending Office) is required to comply, in each case after the date hereof, would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender to a level below that which such Lender or the corporation controlling such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital adequacy) as a consequence of such Lender’s obligations hereunder, then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           Subject to Section 3.06, failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(d)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan affected by such event; provided, that, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a) or (b).

Section 3.05           [Reserved]

Section 3.06           Matters Applicable to All Requests for Compensation.  Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error.  In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.  With respect to any Lender’s claim for compensation under Section 3.01 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than two hundred and seventy (270) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.07           Replacement of Lenders under Certain Circumstances.

(a)           If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Loans or Revolving Credit Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided, that, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments, (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents and (C) any such assignment shall not be made if it conflicts with applicable Laws.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by the Required Lenders or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Credit Commitment and outstanding Loans, and the Borrower shall deliver replacement Notes evidencing such Loans as requested by the assignee Lender.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Credit Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, the Borrower shall deliver to the assignee Lender a Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder with respect to the interests assigned, in addition to any other interest it may otherwise hold as a Lender under this Agreement, and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned interest, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           [Reserved]

(d)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08           Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01           Conditions to Amendment and Restatement.  The amendment and restatement of the Original Credit Agreement pursuant to the terms of this Agreement is subject to satisfaction of the following conditions precedent except as otherwise agreed between the Borrower and the Administrative Agent:

(a)           The Administrative Agent’s or Collateral Trustee’s receipt, as applicable, of the following, each of which shall be originals, facsimiles or electronic transmission in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement by the Borrower, the Parent and each Lender;

(ii)           an original Note executed by the Borrower in favor of each Lender that has requested a Note;

(iii)          the Acknowledgment of Guarantors and Grantors executed by each Loan Party;

(iv)          each Collateral Document set forth on Schedule 2 required to be executed on the Effective Date as indicated on such schedule, duly executed by each Loan Party party thereto;

(v)           the Registration Rights Agreement executed by the Parent and each Lender;

(vi)          such certificates (including a certificate substantially in the form of Exhibit I) of resolutions or other corporate action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Effective Date;

(vii)         an opinion from Haynes & Boone, LLP, New York and Texas counsel to the Loan Parties, substantially in the form of Exhibit H;

(viii)        copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties together with evidence that all existing Liens (other than in respect of Liens permitted under Section 7.01) have been terminated and all actions required to terminate and release such Liens have been satisfactorily taken or will be taken substantially simultaneously with the closing of the Transaction;

(ix)           updated Perfection Certificates for the Loan Parties with schedules updating the information contained therein as of the Effective Date; and

(x)            good standing certificates or certificates of status, as applicable, and bring down certificates, for each Loan Party.

(b)           The Lenders subject thereto shall have received on or prior to the Effective Date, all documentation and other information reasonably requested by them in writing at least seven (7) Business Days prior to the Effective Date in order to allow such Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(c)           The Upfront Fee, the unpaid interest accrued on the Loans to the Effective Date under the Original Credit Agreement, the unpaid fees (including the Commitment Fee and Ticking Fee, as each such term is defined in the Original Credit Agreement) accrued to the Effective Date under the Original Credit Agreement and all expenses required to be paid hereunder and invoiced prior to the Effective Date shall have been paid in full in cash on or prior to the Effective Date.

(d)           The Administrative Agent shall be reasonably satisfied that all necessary governmental and third party consents and approvals necessary in connection with the Transaction have been obtained and be effective and all applicable waiting periods in respect thereof shall have expired without any adverse action being taken by any Governmental Authority and that no Law shall be applicable in the reasonable judgment of the Lenders that restrains or prevents the consummation of the Transaction.

(e)           [Reserved].

(f)            The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document or the Registration Rights Agreement shall be true and correct in all material respects on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct  in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(g)           No Default shall exist as of the Effective Date (after giving effect to the amendment and restatement of the Original Credit Agreement effected hereby).

(h)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in Sections 4.01(f) and (g).

Section 4.02           Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct  in all material respects as of such earlier date; provided, further, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof together with any additional information as the Administrative Agent may reasonably request.

(d)           The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower in form, scope and substance reasonably satisfactory to Administrative Agent, certifying that after giving effect to such proposed Credit Extension, the Loan Parties (taken as a whole) are Solvent.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Parent represents and warrants to the Agents and the Lenders that:

Section 5.01           Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each other Subsidiary (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02           Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clause (b), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.03           Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 5.03, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04           Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05           Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of the Parent as of the dates thereof and the consolidated results of operations of the Parent for the period covered thereby in accordance with

GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise disclosed to the Administrative Agent prior to the date hereof and (y) in the case of the Unaudited Financial Statements, for changes resulting from normal year end audit adjustments and the absence of footnotes.

(b)           Since the date of the filing with the SEC of the Parent’s report on Form 10-Q for the quarter ended March 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06           Litigation.  Except as set forth on Schedule 5.06, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that would be reasonably likely to have a Material Adverse Effect.

Section 5.07           Ownership of Property; Liens.

(a)           Each Loan Party and each of its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for the Liens and security interest created or permitted under the Loan Documents including, any Liens permitted under Section 7.01.

(b)           Each Loan Party and each of its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens (other than Liens permitted by Section 7.01) except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.  Set forth as Schedule 5.07(b)(i) hereto is a complete and accurate list of all real property owned by the Loan Parties and their Subsidiaries as of the Effective Date and set forth on Schedule 5.07(b)(ii) hereto is a complete and accurate list of all leases of Real Property (other than any lease or license of base camp sites or similar locations outside of the United States used for ongoing seismic operations being conducted in the ordinary course of business) under which the Loan Parties and their Subsidiaries are the lessees as of the Effective Date.  Set forth on Schedule 5.07(b)(iii) is a complete and accurate list of all Collateral Access Leases to which each Loan Party is a party as of the Effective Date.

Section 5.08           Perfection of Security Interests.  Upon the making of the filings and taking of the other actions set forth on Schedule 5.08, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents as of the Effective Date shall have been duly made or taken and shall be in full force and effect.  The Collateral Documents create in favor of the Collateral Trustee for the benefit of the Secured Parties a valid and, except where perfection is dependent upon filings and other actions set forth on Schedule 5.08 which have not yet occurred, perfected first priority security interest in the Collateral, securing the payment of the Priority Lien Obligations (as defined in the Collateral Trust and Intercreditor Agreement) as of the Effective Date, subject to Liens permitted under Section 7.01, and all filings and other actions necessary or desirable to perfect and protect such security interest which are required to be taken prior to the Effective Date have been duly taken.

Section 5.09           Environmental Compliance.  Except as would not be reasonably likely to result in a Material Adverse Effect:

(a)           Except as otherwise set forth on Schedule 5.09(a), or as would not reasonably be expected to result in a material liability, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental

Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b)           Except as otherwise set forth on Schedule 5.09(b) hereto, or as would not reasonably be expected to result in a material liability, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the Borrower’s or the Parent’s knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the Borrower’s or the Parent’s knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; other than in compliance with applicable Environmental Laws there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party, any of its Subsidiaries or any predecessor on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)           Except as otherwise set forth on Schedule 5.09(c) hereto, or as would not reasonably be expected to result in a material liability, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d)           Except as set forth in Schedule 5.09(d) or as would not reasonably be expected to result, individually or in the aggregate, in a material liability, each Loan Party and each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business.  Except as set forth in Schedule 5.09(d), neither any Loan Party nor any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any material work, repairs, construction or Capital Expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.

(e)           Except as set forth in Schedule 5.09(e), or as would not reasonably be expected to result in a material liability, no Loan Party nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

Section 5.10           Taxes.

(a)           Except as set forth in Schedule 5.10(a), each Loan Party has timely filed all material federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all material federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

(b)           Except as set forth in Schedule 5.10(b), as of the Effective Date, to the knowledge of the Borrower, there are no (i) material claims being asserted in writing with respect to any taxes, (ii) presently effective material waivers or extensions of statutes in writing with respect to any taxes, and (iii) tax returns being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to the Loan Parties.

(c)           Except as set forth in Schedule 5.10(c), as of the Effective Date, neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

Section 5.11           Compliance with ERISA.

(a)           Except as set forth in Schedule 5.11(a), each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12           Labor Matters.  Except as set forth on Schedule 5.12, (a) there are no strikes pending or threatened against any Loan Party or any Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (b) the hours worked and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters, and (c) all material payments due from the Loan Parties or their Subsidiaries or for which any claim may be made against any Loan Party or its Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties or such Subsidiary to the extent required by GAAP.  The consummation of the Transaction will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Loan Parties and their Subsidiaries.

Section 5.13           Subsidiaries; Equity Interests.  As of the Effective Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable.  As of the Effective Date, Schedule 5.13 sets forth the name and jurisdiction of organization of each Subsidiary, (a) sets forth the ownership interest of the Parent and any of its Subsidiaries in each of its Subsidiaries, including the percentage of such ownership, and (b) identifies each Person the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement.

Section 5.14           Margin Regulations; Investment Company Act; USA PATRIOT Act.

(a)           No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)           None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(c)           Neither the Parent nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act and the use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.15           Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and pro forma financial information, if any, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.16           Intellectual Property.  Set forth on Schedule 5.16 is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights owned by each Loan Party or any of its Subsidiaries as of the Effective Date, showing as of the Effective Date the jurisdiction in which each such item of Registered Intellectual Property is registered and the registration number.  Each of the Loan Parties and the other Subsidiaries own or have the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know-how and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and, to the knowledge of each Loan Party, no such Intellectual Property is infringing upon any Intellectual Property rights held by any other Person.

Section 5.17           Solvency.  The Loan Parties, taken as a whole, are Solvent.

Section 5.18           No Default.  No Default has occurred and is continuing or would result from any Borrowing or Credit Extension under this Agreement or from the application of the proceeds therefrom.

Section 5.19           Status of Revolving Credit Facility as Senior Indebtedness.  The Obligations under the Revolving Credit Facility constitute (a) senior

Indebtedness of the Borrower and its Subsidiaries, and (b) “Priority Bank Debt” as such term is defined in the Senior Indenture.

Section 5.20           Use of Proceeds.  The Borrower will use the proceeds of the Revolving Credit Loans solely for general corporate purposes.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied:

Section 6.01           Financial Statements.

(a)           The Parent shall deliver to the Administrative Agent for prompt further distribution to each Lender a copy of all of the information and reports referred to in clauses (i) and (ii) below within the time periods specified in the SEC’s rules and regulations for “non-accelerated filers” (as defined in such rules and regulations):

(i)            all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(ii)           all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports.

(b)           Whether or not required by the SEC, the Parent shall comply with the periodic reporting requirements of the Exchange Act and shall file the reports specified in Section 6.01(a) with the SEC within the time periods specified above unless the SEC shall not accept such a filing.  The Parent agrees that it shall not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC shall not accept the Parent’s filings for any reason, the Parent shall post the reports referred to in Section 6.01(a) on its website within the time periods that would apply if the Parent were required to file those reports with the SEC.

Section 6.02           Certificates; Reports; Other Information.  The Parent and the Borrower shall deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           upon delivery of the financial statements referred to in Section 6.01(a)(i), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Parent files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)           together with the delivery of the financial statements pursuant to Section 6.01(a)(i) and each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (ii) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Effective Date or the date of the last such list and (iii) such other information required by the Compliance Certificate; and

(d)           promptly, such additional information as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request regarding (i) compliance with the terms of the Loan Documents or (ii) if an Event of Default exists, the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary.

Documents required to be delivered pursuant to Section 6.01(a) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03           Notice Requirements; Other Information.  The Borrower shall notify the Administrative Agent of, or the Borrower shall provide to the Administrative Agent for prompt further distribution to each Lender, as the case may be:

(a)           promptly after a Responsible Officer obtains knowledge thereof, the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b)           promptly after a Responsible Officer obtains knowledge thereof, the occurrence of any event triggering a Collateral and Guarantee Requirement under Section 6.11;

(c)           concurrently with the delivery of the quarterly financial statements required to be delivered pursuant to Section 6.01(a)(i), commencing with the delivery of the financial statements for the quarter ending September 30, 2011, an updated Perfection Certificate for each Loan Party with schedules updating the information contained therein (other than the schedule of motor vehicles which shall only be required to be updated annually in the Perfection Certificates delivered concurrently with the financial statements for the quarters ending June 30) to the extent any information contained therein must be updated or changed in order to make such information accurate and complete;

(d)           any change (i) in any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure or (iii) any Loan Party’s taxpayer identification number.  Each of the Parent and the Borrower agrees that it will not, and will not permit any of the Loan Parties to, permit or make any change referred to in this Section 6.03(d) unless it shall have provided not less than 30 days prior notice thereof to Administrative Agent and the Collateral Trustee in order that all filings may have been made under the Uniform Commercial Code within the time periods provided therein or otherwise that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected first priority security interest in the Collateral and for the Collateral at all times following such change to be subject to a valid, legal and perfected first priority security interest as contemplated by the Collateral Documents; and

(e)           immediately upon the discovery of any inaccuracy, miscalculation or misstatement contained in any Compliance Certificate or other certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other Loan Document in any material respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable.

Section 6.04           Environmental Matters.

(a)           Each Loan Party shall comply, and cause each of its Subsidiaries to comply and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither any Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(b)           In the event any assessments requested by the Administrative Agent identify any material non-compliance with Environmental Law relating to the sites specified in such reports (the “Specified Sites”) that could reasonably be expected to result in any Environmental Liabilities in excess of the Threshold Amount with respect to the Specified Sites as reasonably determined by the Required Lenders, the Borrower shall (i) provide the Lenders with a plan to remedy such non-compliance (a “Specified Remediation Plan”), (ii) shall implement any changes or additions to such Specified Remediation Plan as may be reasonably requested by the Required Lenders and (iii) shall implement such Specified Remediation Plan or cure any such non-compliance within 180 days of such Specified Remediation Plan being approved by the Required Lenders or within such other time as the Required Lenders may agree.

(c)           Upon a good faith belief by the Administrative Agent that a release of Hazardous Materials or a violation of Environmental Law reasonably likely to result in a fine or penalty in excess of the Threshold Amount has occurred, the Borrower shall deliver to the Administrative Agent, for prompt further distribution to each Lender, within 60 days after request therefor by the Administrative Agent and at the expense of the Borrower, any environmental site assessment reports for any of Parent’s or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties.  Without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each of the Parent and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

Section 6.05           Maintenance of Existence.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to the Parent, its Subsidiaries or the Lenders in any material respect and (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.06           Maintenance of Properties.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to, maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.07           Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies (in the good faith judgment of management), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates.

Section 6.08           Compliance with Laws.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws and ERISA).

Section 6.09           Books and Records.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiaries, as the case may be.

Section 6.10           Inspection Rights.  Each Loan Party shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any properties of the Parent and its Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that excluding any such visits and inspections during the occurrence and continuance of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and (ii) the Administrative Agent shall not exercise such rights more than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants to the extent reasonably feasible.  None of the Parent, the Borrower or any Subsidiary shall be required to disclose to the Administrative Agent or any Lender any information that, in the opinion of counsel to the Parent or such Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.

Section 6.11           Covenant to Guarantee Obligations and Give Security.

(a)           Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (y) the acquisition of any property by any Loan Party, which property, in the judgment of the Collateral Trustee, shall not already be subject to a perfected first priority security interest in favor of the Collateral Trustee for the benefit of the Secured Parties, then each Loan Party shall, in each case at such Loan Party’s expense:

(i)            in connection with the formation or acquisition of a Subsidiary, within 30 days after such formation or acquisition (or such longer period as the Collateral Trustee may agree in its reasonable discretion), cause each such Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Trustee a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Trustee, guaranteeing the other Loan Parties’ Obligations,

(ii)           within 10 days after (or such longer period as the Collateral Trustee may agree in its reasonable discretion) such formation or acquisition, furnish to the Collateral Trustee a description of the real properties and personal properties of such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement or the real properties and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Trustee,

(iii)          within 30 days after (or such longer period as the Collateral Trustee may agree in its reasonable discretion) (i) acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Trustee such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement or Intellectual Security Agreement Supplement (each as defined in the Security Agreement), shall be effected in such manner), as specified by, and in form and substance reasonably satisfactory to the Collateral Trustee, securing payment of all the Obligations of such Loan Party and constituting Liens on all such properties and (ii) such formation or acquisition of any new Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement, duly execute and deliver and cause such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Trustee pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement or Intellectual Security Agreement Supplement, shall be effected in such manner) as specified by, and in form and substance reasonably satisfactory to, the Collateral Trustee, securing payment of all of the Obligations of such Subsidiary or Loan Party, respectively,

(iv)          within 30 days (or such longer period as the Collateral Trustee may agree in its reasonable discretion) after such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take or cause to be taken, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Collateral Trustee to vest in the Collateral Trustee (or in any representative of the Collateral Trustee designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms,

(v)           within 30 days (or such longer period as the Collateral Trustee may agree in its reasonable discretion) after such formation or acquisition, deliver to the Collateral Trustee, upon the request of the Collateral Trustee in its reasonable discretion, a signed copy of a favorable opinion in customary form, addressed to the Collateral Trustee and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Trustee as to (1) the matters contained in clauses (i) and (iii) above, such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms, (2) the matters contained in clause (iv) above, such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (3) such matters of corporate formalities as the Collateral Trustee may request and such other matters as the Collateral Trustee may reasonably request,

(vi)          at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take, all such other action as the Collateral Trustee may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements, and

(vii)         promptly within sixty (60) days after (A) the acquisition of any real property by any Loan Party, or (B) the formation or acquisition of any Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement, which Subsidiary holds any real property, if such real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the

Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement, and otherwise satisfy the Collateral and Guarantee Requirement with respect to such real property, and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Trustee to grant and perfect or record such Lien.

(b)           In the case of any Collateral Access Lease entered into after the Effective Date, each Loan Party shall, at such Loan Party’s expense, comply with the requirements set forth in Section 6.19 with respect to such lease during a period of sixty (60) days following the date of effectiveness of such lease.

Section 6.12           Use of Proceeds.  The Borrower shall use the proceeds of any Credit Extension, whether directly or indirectly, as set forth in Section 5.20.

Section 6.13           Further Assurances and Post-Closing Undertakings.

(a)           General Assurances.

(i)            Each Loan Party shall, promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)           Each Loan Party shall, promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, Mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(b)           Account Control Agreements.  Within 90 days following the Effective Date, the Loan Parties shall provide to the Collateral Trustee duly executed account control agreements with respect to pledged deposit accounts (other than (i) accounts constituting payroll, (ii) accounts holding cash and Cash Equivalents (other than deposits constituting Permitted Liens) of not more than $150,000 in the aggregate for more than two (2) consecutive Business Days for all Loan Parties, and (iii) accounts maintained at depository institutions located in Angola, Brunei, Colombia, Egypt or Trinidad holding cash or Cash Equivalents of not more than $150,000 in the aggregate for more than 30 consecutive days for all Loan Parties (unless the Loan Parties are unable to comply with such limitation as a result of the imposition of legal restrictions on their right to convert the currency of such countries to U.S. Dollars or to withdraw cash or Cash Equivalents from such countries or the occurrence of any natural disaster, strike, riot, war, civil insurrection or other similar cause beyond the control of the Loan Parties)) in form and substance reasonably satisfactory to the Collateral Trustee, to the extent such account control agreements have not previously been provided to the Collateral Trustee.

(c)           Certain Foreign Subsidiaries.  Upon the written request of the Administrative Agent following a Change in Law pursuant to which the Administrative Agent reasonably determines  that the circumstances causing the undistributed earnings of any Foreign Subsidiary (as determined for United States federal income tax purposes) to be treated as a deemed dividend to the Borrower or any Domestic Subsidiary for U.S. federal income tax purposes or such other circumstances no longer subject the Borrower or any Domestic Subsidiary to liability for any additional United States income taxes by virtue of Section 956 of the Code or any other applicable provision of the Code (“CFC Pledge Restrictions”), unless (x) counsel for the Company reasonably acceptable to the Administrative Agent provides, within 60 days after such written request of the Administrative Agent, a written opinion addressed to the Borrower and the Administrative Agent, in form and substance mutually satisfactory to the Borrower and the Administrative Agent to the effect that, with respect to any direct Foreign Subsidiary of any Loan Party that has not already had all of the Equity Interests issued by it pledged pursuant to the Collateral Documents, a pledge of more than 66.0% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote could reasonably be expected, despite such Change in Law, to continue to be subject to a CFC Pledge Restriction, then (y) that portion of such Foreign Subsidiary’s outstanding Equity Interests issued by such Foreign Subsidiary not theretofore pledged pursuant to the relevant Collateral Document shall be pledged to the Collateral Trustee for the benefit of the Secured Parties pursuant to a supplement to the relevant Collateral Document (or another pledge agreement in substantially identical form, if needed) to the extent that entering into such Collateral Document is permitted by the Laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.13(c) to be in form, scope and substance reasonably satisfactory to the Collateral Trustee.

Section 6.14           Taxes.  The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Parent or its Subsidiaries not otherwise permitted under this Agreement; provided, that, neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

Section 6.15           End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its and Parent’s fiscal year to end on or about December 31 of each calendar year and (ii) its and Parent’s fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Administrative Agent.

Section 6.16           Material Contracts.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply with all the terms and provisions of each Material Contract, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.17           Ratings.  The Parent and the Borrower shall use reasonable efforts to maintain at all times corporate family ratings from Moody’s and corporate credit ratings from S&P.  The Borrower will promptly notify the Administrative Agent in the event of a downgrade in any of the foregoing ratings.

Section 6.18                                Compliance with Terms of Leaseholds.  Each Loan Party shall, and shall cause each of its Material Subsidiaries to, comply with all material obligations in respect of all leases of real property to which the Loan Parties or their respective Subsidiaries is a party, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.19                                Collateral Access Agreements.  During the 60 day period following the Effective Date, the Borrower shall use commercially reasonable efforts to obtain collateral access agreements, in form and substance reasonably satisfactory to the Collateral Trustee, for any Collateral Access Leases, in each case executed by the lessor under the applicable real property lease.  Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the collateral access agreement with respect to any such real property lease within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Collateral Trustee the same and the condition set forth in this Section 6.19 with respect thereto shall be deemed to be satisfied by the Borrower.  The Borrower shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the collateral access agreements referenced in this Section 6.19.

Section 6.20                                Disclosure of Material Inside Information.  In the event that any information delivered by any Loan Party or any Subsidiary thereof to the Administrative Agent or any Lender (or their respective representatives or counsel) under any of the Loan Documents or otherwise in connection with the Transaction constitutes material non-public information, upon the request of the Administrative Agent or such Lender, the Parent will promptly publicly disclose such material non-public information on a Form 8-K filed with the SEC; provided, however, that notwithstanding the foregoing, information delivered by any Loan Party or any Subsidiary thereof to the Administrative Agent or any Lender pursuant to Section 6.02(d)(ii) shall not be subject to the foregoing disclosure requirement.

Section 6.21                                Delivery of Updated Insurance Certificates and Endorsements.  Within 30 days following the Effective Date, the Loan Parties shall provide the Administrative Agent with evidence of the insurance coverage for the Loan Parties required under Section 6.07 of this Agreement naming the Collateral Trustee as an additional insured and as loss payee, together with endorsements and certificates reflecting the Loan Parties’ compliance with Section 4.12 of the Pledge and Security Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Credit Commitment hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Loan Parties shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly:

Section 7.01                                Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document, including Liens to secure the Senior Notes under the terms of the Collateral Documents;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01(b);

(c)                                  Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)                                 statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)                                  (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f)                                    Deposits or pledges of cash or Cash Equivalents to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit or bank guarantees providing credit enhancement for any of the foregoing, incurred in the ordinary course of business in an aggregate amount not to exceed $25,000,000;

(g)                                 easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Parent, the Borrower or any Material Subsidiary;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.03(e)(i) or (ii); provided, that, (i) such Liens attach concurrently with or within 120 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases;

(j)                                     leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent, the Borrower or any Material Subsidiary or (ii) secure any Indebtedness;

(k)                                  Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment constituting a Permitted Investment or permitted pursuant to Section 7.06 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(l)                                     Liens in favor of any Loan Party or any Subsidiary securing Indebtedness permitted under Sections 7.03(d), (i) and (l); provided, that, no such Lien on assets of Loan Parties shall be permitted to secure Indebtedness owed by a Loan Party to any Non-Loan Party Subsidiary;

(m)                               Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided, that, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(n)                                 any interest or title of a lessor or sublessor under operating leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(o)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of a Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p)                                 any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent, the Borrower or any Material Subsidiary;

(q)                                 Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; or

(r)                                    the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (m) of this Section 7.01; provided, that, (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(s)                                  ground leases in respect of real property on which facilities owned or leased by a Loan Party or any of its Subsidiaries are located;

(t)                                    Liens on property of a Non-Loan Party securing Indebtedness of Non-Loan Parties permitted to be incurred by Section 7.03;

(u)                                 Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v)                                 Liens securing Indebtedness permitted pursuant to Section 7.03(n); and

(w)                               licenses of patents, trademarks and other Intellectual Property rights granted by a Loan Party and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Loan Party or such Subsidiary.

Section 7.02                                [Reserved]

Section 7.03                                Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of the Loan Parties under the Loan Documents;

(b)                                 Indebtedness of the Parent, the Borrower and any of its Subsidiaries under the Senior Notes and any Permitted Refinancing with respect thereto, provided that the aggregate principal amount of such Indebtedness shall not exceed $300,000,000 at any time (plus the amount of any reasonable and documented fees, commissions, discounts and other costs and expenses associated with any Permitted Refinancing of the Senior Notes, and any prepayment premiums);

(c)                                  Guarantee Obligations of the Parent and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder (except that a Non-Loan Party may not, by virtue of this Section 7.03(c), guarantee Indebtedness that such Non-Loan Party could not otherwise incur under this Section 7.03 and a Loan Party may not, by virtue of this Section 7.03(c), guaranty Indebtedness of a Non-Loan Party); provided, that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)                                 Indebtedness of any Subsidiary to a Loan Party or to any other Subsidiary, or of  a Loan Party to any Subsidiary (except that a Non-Loan Party may not, by virtue of this Section 7.03(d), incur, assume or suffer to exist any Indebtedness owed to a Loan Party); provided, that (i) all such Indebtedness shall be evidenced by promissory notes and, except with respect to any Indebtedness owing to any Non-Loan Party, all such notes shall be subject to the Collateral and Guarantee Requirement and shall be pledged to the Collateral Trustee as security for the Obligations hereunder and (ii) except with respect to intercompany Indebtedness among Non-Loan Parties, all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is reasonably satisfactory to the Administrative Agent;

(e)                                  (i) Existing Indebtedness with respect to Capitalized Leases and purchase money Indebtedness; (ii) Indebtedness with respect to Capitalized Leases and purchase money Indebtedness incurred after March 31, 2011, provided, that, (x) the aggregate outstanding principal amount of Capitalized Leases and purchase money Indebtedness incurred pursuant to this clause (ii) shall not exceed $10,000,000 at any time, and (y) any such Indebtedness (1) in the case of Capitalized Leases or purchase money Indebtedness, shall be secured by the asset subject to such Capitalized Leases or acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (2) in the case of purchase money Indebtedness, shall constitute not greater than 75% of the aggregate consideration paid with respect to such asset; and (iii) Permitted Refinancings of any Capitalized Leases and purchase money Indebtedness permitted by Section 7.03(e)(i) or (ii);

(f)                                    Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)                                 Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding assumed in connection with any Acquisition constituting a Permitted Investment or permitted by Section 7.06, provided, that, such Indebtedness (i) was not incurred in contemplation of such Acquisition, (ii) is secured only by the assets acquired in the applicable Acquisition (including any acquired Equity Interests), and (iii) both immediately prior and after giving effect thereto no Default shall exist or result therefrom;

(h)                                 Existing Indebtedness other than Capitalized Leases and purchase money Indebtedness;

(i)                                     Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(j)                                     Indebtedness incurred by the Parent or any of its Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments or premium financing arrangements incurred, issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(k)                                  obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(l)                                     Indebtedness of a Non-Loan Party owed to a Loan Party which constitutes a Permitted Investment of such Loan Party or an Investment of such Loan Party permitted by Section 7.06;

(m)                               Indebtedness of a Non-Loan Party owed to any Person other than a Loan Party in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding; and

(n)                                 additional Indebtedness (whether or not secured) in an aggregate principal amount not to exceed at any one time outstanding $10,000,000.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (n) above, the Loan Parties shall, in their sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided, that, all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

Section 7.04                                Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)                                  any Subsidiary (other than the Borrower) may merge with (i) the Parent or the Borrower; provided, that, the Parent or the Borrower, as applicable, shall be the continuing or surviving Person, or (ii) any one or more other such Subsidiaries; provided, that, when any such Subsidiary that is a Loan Party is merging with another such Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)                                 any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party;

(c)                                  any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or another Subsidiary; provided, that, if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must (x) constitute a Permitted Investment or (y) be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 7.06 and Section 7.03, respectively;

(d)                                 so long as no Default exists or would result therefrom, the Parent or the Borrower may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.06; provided, that, the Parent or the Borrower, as applicable, shall be the continuing or surviving corporation and, together with each of its Subsidiaries, shall have complied with the Collateral and Guarantee Requirements and the requirements of Section 6.11;

(e)                                  so long as no Default exists or would result therefrom, any Subsidiary (other than the Borrower) may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.06; provided, that, the continuing or surviving Person shall be a Subsidiary, which, together with each of its Subsidiaries, shall have complied with the Collateral and Guarantee Requirements and the requirements of Section 6.11; and

(f)                                    so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.04(c) or Section 7.05, may be effected.

Section 7.05                                Disposition.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(b)                                 Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business);

(c)                                  Dispositions in the ordinary course of business of motor vehicles and other equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property (which replacement property is actually promptly purchased);

(d)                                 Dispositions of property to the Parent, the Borrower or a Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is a Permitted Investment or is otherwise permitted under Section 7.06;

(e)                                  Dispositions permitted by Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)                                    Dispositions in the ordinary course of business of Cash Equivalents;

(g)                                 licenses granted to a Person of selected data from the Parent’s and/or any Subsidiary’s data library in exchange for ownership of separate seismic data supplied by such Person, licenses of inventory or data assets, sales or grants of licenses or sublicenses to use any inventory, patents, trade secrets, know-how and other intellectual property, and other leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and consistent with past practice or which do not materially interfere with the business of the Parent and its Subsidiaries;

(h)                                 transfers of property subject to Casualty Events for salvage value following receipt of the Net Cash Proceeds of such Casualty Event;

(i)                                     Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, including, without limitation, the factoring of accounts receivable by Non-Loan Parties;

(j)                                     the unwinding of any Swap Contract pursuant to its terms;

(k)                                  (i) Permitted Sale Leasebacks consummated as part of a Permitted Refinancing of any Capitalized Lease entered into in accordance with Section 7.03(e), and (ii) other Permitted Sale Leasebacks in an aggregate amount not to exceed $10,000,000 over the term of this Agreement (provided that all obligations under any lease entered into as a part of a Permitted Sale Leaseback that is treated as an operating lease for financial accounting purposes shall, for all purposes of this clause (k) and Section 7.03(e), be deemed to be Indebtedness under a Capitalized Lease to the extent such obligations would have been classified as liabilities on a balance sheet of the lessee prepared in accordance with GAAP had such operating lease been a Capitalized Lease);

(l)                                     any Disposition of other assets if the aggregate fair market value of such assets and all other assets Disposed of during the Test Period ended on the last day of the month in which such Disposition occurs does not exceed $10,000,000; provided, that, (i) the purchase price paid to the Loan Party or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale and (ii) not less than 75% of the consideration for such disposition shall be paid in cash; and

(m)                               Dispositions of any assets acquired pursuant to an Acquisition permitted under Section 7.06;

provided, that, if any Disposition permitted hereunder results in the realization or receipt by the Parent or any Subsidiary of Net Cash Proceeds, such Net Cash Proceeds shall be applied in accordance with the requirements of Section 2.05(b).

Section 7.06                                Restricted Payments.

(a)                                  (i) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Parent’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of its Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Equity Interests) of the Parent or (y) to the Parent or a Subsidiary of the Parent); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent or any of its Subsidiaries) any Equity Interests of the Parent or any Subsidiary thereof held by Persons other than the Parent or any of its Subsidiaries; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Loans or any Guaranty (“Subordinated Debt”), except (A) a payment of interest or principal at the Stated Maturity thereof or (B) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                  no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)                                  the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.0 to 1; and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Subsidiaries after the Effective Date, excluding Restricted Payments permitted by clauses (iii), (iv), (v) and (vi) of Section 7.06(b), is less than the sum, without duplication, of:

(aa)                            50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Effective Date to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(bb)                          100% of the aggregate net cash proceeds (or the aggregate fair market value of any property or assets (such fair market value as determined in the good faith reasonable judgment of the Parent)) received since the Effective Date as a contribution to the common equity capital of the Parent or from the issue or sale of Equity Interests (other than Disqualified Equity Interests) of the Parent or from the incurrence of Indebtedness of the Parent or the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Parent), excluding net cash proceeds used to permanently prepay the Loans, plus

(cc)                            with respect to Restricted Investments made by the Parent and its Subsidiaries after the Effective Date, an amount equal to the net reduction in such

Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Parent or any Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or from the release of any Guarantee Obligations (except to the extent any amounts are paid in respect of such Guarantee Obligations), not to exceed, in each case, the amount of Restricted Investments previously made by the Parent or any Subsidiary in such Person after the Effective Date.

(b)                                 The preceding provisions shall not prohibit, so long as, in the case of clauses (vii) and (ix) below, no Default has occurred and is continuing or would be caused thereby:

(i)                                     the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(ii)                                  the payment of any dividend by a Subsidiary of the Parent to the holders of its Common Equity Interests on a pro rata basis;

(iii)                               the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of any Loan Party or of any Equity Interests of the Parent or any Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity capital of the Parent or a substantially concurrent sale (other than to a Subsidiary of the Parent) of Equity Interests (other than Disqualified Equity Interests) of the Parent; provided, that, the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 7.06(a)(3)(bb);

(iv)                              the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Loans and Guaranties with the net cash proceeds from an incurrence of any Permitted Refinancing in respect thereof;

(v)                                 Investments acquired as a capital contribution to Parent, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests (other than Disqualified Equity Interests) of the Parent; provided, that, the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from Section 7.06(a)(3)(bb);

(vi)                              the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represents all or a portion of the exercise price thereof;

(vii)                           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any current or former employee or director of the Parent (or any of its Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock or similar agreement entered into in the ordinary course of business; provided, that, the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $2,000,000 (with unused amounts for each year commencing with 2011 carried over to subsequent years);

(viii)                        the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity

Interests of the Parent; provided, that, any such cash payment shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the board of directors of the Parent);

(ix)                                other Restricted Payments in an aggregate amount not to exceed $5,000,000;

(x)                                   the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a change of control pursuant to a provision no more favorable to the holders thereof than those provided in Section 2.06(c), provided, that, in each case, prior to the repurchase the Borrower has fully complied with its obligations under such Section; and

(xi)                                any Investment by a Loan Party in a Non-Loan Party so long as (A) such Investment is made in the ordinary course of business, or (B) at the time such Investment is made, and after giving effect thereto, the Net Investment in Loan Parties is greater than zero.

(c)                                  The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Parent or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  Not later than the date of making any Restricted Payment, the Parent shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 7.06 were made, together with a copy of any opinion or appraisal required by this Agreement.

Section 7.07                                Change in Nature of Business.  Engage in any line of business or activity other than a Permitted Business.

Section 7.08                                Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a)                                  transactions on terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(b)                                 [Reserved];

(c)                                  equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Subsidiary permitted under Section 7.06;

(d)                                 transactions by and among (i) the Parent and/or any of its Subsidiaries to the extent expressly permitted by this Article VII, (ii) Loan Parties, (iii) Non-Loan Parties, and (iv) one or more Loan Parties and one or more Non-Loan Parties in connection with the provision of goods or services related to a Permitted Business, with amounts owed in connection therewith being established by the Borrower in the exercise of its reasonable discretion and in a manner consistent with applicable U.S. transfer pricing standards for such transactions;

(e)                                  employment and severance arrangements between the Parent or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(f)                                    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent and its Subsidiaries; and

(g)                                 dividends permitted under Section 7.06.

Section 7.09                                Prepayments, Etc. of Senior Notes; Amendments or Modification to Senior Note Documents.

(a)                                  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Senior Notes or any Permitted Refinancing in respect thereof, except: (i) regularly scheduled or required repayments or redemptions of the Senior Notes or such Permitted Refinancing and (ii) prepayment of the Senior Notes with proceeds of Indebtedness constituting a Permitted Refinancing or the issuance of Qualified Equity Interests.

(b)                                 Amend, modify or change in any manner material and adverse to the Lenders (including by way of any Permitted Refinancing in respect of the Senior Notes) any term or condition of the Senior Note Documents without the consent of the Required Lenders.

Section 7.10                                Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (a) the Loan Documents, the Senior Note Documents, and any other agreements in favor of the Collateral Trustee or (b) prohibitions or conditions (i) under any purchase money or Indebtedness permitted by Section 7.03(e) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (ii) under any Capitalized Lease permitted by Section 7.03(e) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (iii) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be), (iv) under any agreement entered into with respect to any multi-client data library transaction to the extent that such agreement prohibits or restricts any Loan Party or its Subsidiaries from granting liens or security interests on or pledges of any such data or any deposit or securities accounts or the funds or other investment property held therein which constitutes prepayments by a client for such client’s respective share of the costs associated with such data library or of the price to be paid by such client for a license or other right to use such data, or (v) under any Indebtedness outstanding on the date any Person first becomes a Subsidiary of the Parent (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent).

Section 7.11                                Partnerships, Etc.  Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership.

Section 7.12                                Amendments to Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner material and adverse to the Lenders and the Agents.

ARTICLE VIII

[RESERVED]

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.01                                Events of Default.  Any of the following events referred to in any of clauses (a) through (l) inclusive of this Section 9.01 shall constitute an “Event of Default”:

(a)                                  Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                                 Specific Covenants.  The Parent or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.09(d), Section 6.03(a), Section 6.05 (solely with respect to the Borrower), Section 6.12 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, in the Registration Rights Agreement, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any of the Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in respect of a claim in excess of the Threshold Amount is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated, stayed or fully bonded within sixty (60) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to exceed the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document; or

(k)                                  [Reserved]; or

(l)                                     Liens.  Any Collateral Document or financing statement after delivery thereof pursuant to Section 4.01 or Section 6.11 and, to the extent applicable, timely and proper filing thereof with applicable authorities, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral having an aggregate fair market value in excess of $250,000 purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent and the Collateral

Trustee to maintain possession of certificates actually received by it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements in the applicable jurisdictions as required under the UCC to continue the perfection of such security interest or the equivalent in the applicable jurisdiction.

Section 9.02                                Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, that upon the occurrence of an Event of Default under Section 9.01(f) with respect to the Borrower, the commitment of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Lender.

Section 9.03                                Application of Funds.  If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal or face amounts of the Loans, Swap Termination Value under Secured Hedge Agreements or Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 10.01                          Appointment and Authorization of Agents.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loans Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.  The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other

Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)                                  U.S. Bank National Association shall act as the “collateral trustee” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) hereby acknowledges the appointment and authorization of U.S. Bank National Association by the Administrative Agent as a “Secured Party” pursuant to and in respect of the Collateral Trust and Intercreditor Agreement to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, U.S. Bank National Association, as “collateral trustee” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral trustee” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.02                          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through such Affiliates, agents, sub-agents, employees or attorneys-in-fact as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 10.03                          Liability of Agents.  No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 10.04                          Reliance by Agents.

(a)                                  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 10.05                          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  The Administrative Agent will promptly notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.06                          Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 10.07                          Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, that, no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that, such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any.  The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 10.08                          Agents in their Individual Capacities.  Whitebox and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Whitebox were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Whitebox or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the

Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, if any, Whitebox shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and if Whitebox at any time holds any Loans the terms “Lender” and “Lenders” will include Whitebox in its individual capacity.

Section 10.09                          Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which appointment of a successor agent, if such successor agent is an Ineligible Person, shall require the consent of the Borrower.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and, if no Default has occurred and is continuing, the Borrower, a successor agent from among the Lenders.  If the Administrative Agent becomes a Defaulting Agent, the Borrower may at its option appoint a successor agent to replace the Defaulting Agent, and such successor agent shall be appointed from among the Lenders; provided, that such Lender is (a) an Initial Lender (or any Affiliate or Approved Fund of an Initial Lender) or (b) a commercial bank organized under the Laws of the United States, any State thereof or the District of Columbia or any other country that is a member of the Organization for Economic Cooperation and Development, so long as such bank will act in such capacity through a branch or agency located in the United States and has combined capital and surplus of at least $1,000,000,000.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Section 11.04 and Section 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Lenders assuming the role of Administrative Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent (including the indemnification provisions set forth in Section 10.07) as if each such Lender were the Administrative Agent.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 10.10                          Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                                  any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.11                          Release of Collateral and Guaranty.

(a)                                  The Lenders irrevocably agree that any Lien on any property granted to or held by the Collateral Trustee under any Loan Document for the benefit of the Secured Parties shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) obligations under Secured Hedge Agreements not yet due and payable, (B) Cash Management Obligations not yet due and payable and (C) contingent indemnification obligations not yet accrued and payable), (ii) upon the sale, lease, transfer or other disposition of such property (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such property) in accordance with the terms of the Loan Documents, (iii) subject to Section 11.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below.  The Collateral Trustee will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such property from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)                                 That any Guarantor shall be automatically released from its obligations under the Guaranty (i) if,  in the case of any Subsidiary, such Person ceases to be a Material Subsidiary of the

Parent (as certified by a Responsible Officer and subject to the maximum aggregate percentage in respect of Immaterial Subsidiaries specified in the definition of Immaterial Subsidiary) and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty or (ii) upon the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) obligations under Secured Hedge Agreements not yet due and payable, (B) Cash Management Obligations not yet due and payable and (C) contingent indemnification obligations not yet accrued and payable).

Section 10.12                          [Reserved]

Section 10.13                          Appointment of Supplemental Administrative Agents.

(a)                                  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, collateral trustee, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)                                 In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Section 11.04 and Section 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)                                  Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE XI

MISCELLANEOUS

Section 11.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)           no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)            change the percentage of (x) the Revolving Credit Commitments or (y) the aggregate unpaid principal amount of Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(ii)           release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders,

(iii)          release all or substantially all of the Collateral in any transaction or series of related transactions, or

(iv)          amend any provision of this Section 11.01, the definition of “Required Lenders” or “ Pro Rata Share,” Section 2.05(c), Section 2.06(a)(iv) or Section 9.03;

(b)           no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i)              increase or extend the Revolving Credit Commitments of a Lender without the consent of such Lender,

(ii)             reduce the principal of, or stated rate of interest on, or stated premium payable on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender, or

(iii)            postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.07 or Section 2.08, or any date scheduled for any payment of fees under Section 2.09, in each case payable to a Lender without the consent of such Lender, and

(c)           no amendment, waiver or consent shall change or amend any provision of Section 2.13 without the consent of the Lenders holding at least 66 2/3% of the Total Facility Exposure, but excluding any Defaulting Lenders;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

Notwithstanding anything to the contrary contained in this Section 11.01, any Collateral Documents may be in a form reasonably determined by the Administrative Agent acting on the advice of counsel and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent acting on the advice of counsel at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to (i) cure ambiguities, omissions, mistakes or defects or (ii) cause such Collateral Agreement to be consistent with this Agreement and the other Loan Documents.

Section 11.02                 Notices and Other Communications; Facsimile and Electronic Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 11.02(e), in an electronic medium and delivered as set forth in Section 11.02(e).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (or, in the case of the Initial Lenders, on Schedule 11.02) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(e)), when delivered; provided, that, notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or electronic transmission of a .pdf copy; provided that original copies are delivered promptly thereafter.

(c)           Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d)           Notice to other Loan Parties.  The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 11.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(e)           Communications.  The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing or other Extension of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement or the termination or reduction of the Revolving Credit Commitments prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(f)            Use of the Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE

EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(g)           Delivery and Notice of Communications. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender  agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(h)           Acknowledgment.  EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON.  EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION OF THE PARENT AND ITS SUBISIDIARIES.

Section 11.03                 No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04                 Attorney Costs and Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Faegre & Benson LLP and other local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including (i) prior to the occurrence and continuance of an Event of Default, one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties) and (ii) after an Event of Default has occurred and is continuing, all Attorney Costs of counsel to the Agents and the Lenders.  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent.  The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 11.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 11.05                 Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including (a) prior to the occurrence and continuance of an Event of Default, one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties) and (b) after an Event of Default has occurred and is continuing, all Attorney Costs of counsel to the Agents and the Lenders) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Credit Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnified Party, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnified Party is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document.  All amounts due under this Section 11.05 shall be paid within ten (10) Business Days after demand therefor.  The agreements in this Section 11.05 shall survive the resignation of any Agent or the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.06                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 11.07                 Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the requirements of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(f) or (h) (as the case may be), (iv) to an SPC in accordance with the provisions of Section 11.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(d) and, to the extent expressly contemplated hereby, the Indemnitees and Gates Capital) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it).

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Revolving Credit Loans, the amount of the Revolving Credit Commitment or Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consents, provided, that, (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D)          notwithstanding anything to the contrary set forth in this  Section 11.07, no Loan Party shall be an Assignee hereunder;

(E)           if the assigning Lender is Gates Capital or an Affiliate or Approved Fund of Gates Capital and is proposing to make the assignment to a Person other than Gates Capital or an Affiliate or Approved Fund of Gates Capital, such Lender shall have first offered to Whitebox the exclusive right to accept such assignment for a period of two Business Days, it being acknowledged and understood that if Whitebox does not elect to purchase the rights and obligations being offered by such Lender, such Lender may within 90 days thereafter sell and assign such rights to any Eligible Assignee on terms no less favorable to such Lender than the terms offered to Whitebox; and

(F)           if the assigning Lender is Whitebox or an Affiliate or Approved Fund of Whitebox and is proposing to make the assignment to a Person other than Whitebox or an Affiliate or Approved Fund of Whitebox, such Lender shall have first offered to Gates Capital the exclusive right to accept such assignment for a period of two Business Days, it being acknowledged and understood that if Gates Capital does not elect to purchase the rights and obligations being offered by such Lender, such Lender may within 90 days thereafter sell and assign such rights to any Eligible Assignee on terms no less favorable to such Lender than the terms offered to Gates Capital.

(iii)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(c) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations otherwise held by such assignee as a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 11.04 and 11.05).  Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall not be an effective assignment hereunder.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a), (b) or (c) that directly affects such Participant.  Subject to Section 11.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(e) and Section 3.01(f)) and 3.04 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b).  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Any Lender that sells participations shall maintain a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) (or any successor regulation), on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Revolving Credit Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary.  In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of Treasury Regulation Section 5f.103-1(c) and undertakes no other duty, responsibility or obligation to the Borrower (including, without limitation, in no event shall such Lender be considered a fiduciary of the Borrower for any purpose).  In addition to maintaining the Participant Register, such Lender shall, upon request, show the Participant Register to the Borrower.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(h)           Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 11.08                 Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Agent or Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 11.07(f) or Section 11.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Revolving Credit

Commitments, and the Credit Extensions.  For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Parent, the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 11.09                 Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, as the case may be; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent or such Lender may have.

Section 11.10                 Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile transmission or electronic transmission of a .pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided, that, original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

Section 11.11                 Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that, the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Notwithstanding the foregoing, the Commitment Letter, solely as it relates to the right of first refusal contained therein with respect to Third Party Financings (as defined therein), shall not be superseded by this Agreement and shall remain in full force and effect after the Effective Date, and a breach by any Loan Party of its obligations under such right of first refusal shall constitute an Event of Default under this Agreement.

Section 11.12                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 11.13                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.14                 GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE PARENT, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE PARENT, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 11.15                 WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.16                 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Parent, the Administrative Agent and each Initial

Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Parent, each Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor the Parent shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.17            Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent would purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 11.18            Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provisions of this Section 11.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 11.19            USA PATRIOT Act.  Each Lender that is subject thereto hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.  The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GEOKINETICS HOLDINGS USA, INC.,
as Borrower

By:	/s/ Gary L. Pittman
Name: Gary L. Pittman
Title: Executive Vice President and Chief Financial Officer

GEOKINETICS INC.,
as Parent

By:	/s/ Gary L. Pittman
Name: Gary L. Pittman
Title: Executive Vice President and Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

WHITEBOX ADVISORS LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Chief Legal Officer

Signature Page to Amended and Restated Credit Agreement

WB SEISMIC, LTD., as a Lender

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Director

Signature Page to Amended and Restated Credit Agreement

ECF VALUE FUND, L.P., as Lender

By:	Gates Capital Partners, L.P.
Its:	General Partner
By:	Gates Capital Management, Inc.
Its:	General Partner

By:	/s/ Jeffrey L. Gates
Name: Jeffrey L. Gates
Title: President

ECF VALUE FUND II, L.P., as Lender

By:	Gates Capital Partners, L.P.
Its:	General Partner
By:	Gates Capital Management, Inc.
Its:	General Partner

By:	/s/ Jeffrey L. Gates
Name: Jeffrey L. Gates
Title: President

ECF VALUE FUND INTERNATIONAL, LTD., as Lender

By:	Gates Capital Management, Inc.
Its:	Investment Advisor

By:	/s/ Jeffrey L. Gates
Name: Jeffrey L. Gates
Title: President

Signature Page to Amended and Restated Credit Agreement